As filed with the Securities and Exchange Commission on March 11, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Artisan Partners Asset Management Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	45-0969585
(State or other jurisdiction of Incorporation or organization)	(I.R.S. employer identification no.)

875 E. Wisconsin Avenue, Suite 800

Milwaukee, Wisconsin 53202

(Address of principal executive offices, including zip code)

Artisan Partners Asset Management Inc. 2013 Omnibus Incentive Compensation Plan

Artisan Partners Asset Management Inc. 2013 Non-Employee Director Plan

(Full title of the plans)

JANET D. OLSEN

Chief Legal Officer

Artisan Partners Asset Management Inc.

875 E. Wisconsin Ave., Suite 800

Milwaukee, WI 53202

(414) 390-6100

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

With copies to:

CATHERINE M. CLARKIN

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

(212) 558-4000

Indicate by check mark whether the registrant is a large accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. Check one:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Class A Common Stock, par value $0.01 per share, under the Artisan Partners Asset Management Inc. 2013 Omnibus Incentive Compensation Plan	14,000,000	$30.00	$420,000,000	$57,288
Class A Common Stock, par value $0.01 per share, under the Artisan Partners Asset Management Inc. 2013 Non-Employee Director Plan	1,000,000	$30.00	$30,000,000	$4,092

(1)	This Registration Statement covers (A) shares of Class A Common Stock of Artisan Partners Asset Management Inc. (the “Registrant”) reserved for issuance under the Artisan Partners Asset Management Inc. 2013 Omnibus Incentive Compensation Plan and the Artisan Partners Asset Management Inc. 2013 Non-Employee Director Plan (collectively, the “Plans”) and (B) pursuant to Rule 416 of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of Class A Common Stock which become issuable under the Plans pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction which results in an increase in the number of the Registrant’s outstanding shares of Class A Common Stock.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended. Fee is based on the initial public offering price of the Registrant’s Class A Common Stock as set forth in the Registrant’s Prospectus filed with the Securities and Exchange Commission on March 7, 2013 pursuant to Rule 424(b) under the Securities Act of 1933, as amended.

PART I

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plans covered by this Registration Statement as required by Rule 428(b). Such documents are not being filed with the Securities and Exchange Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

Item 3.	Incorporation of Documents by Reference

The following documents filed by the Registrant are incorporated herein by reference:

(a) The Registrant’s prospectus filed pursuant to Rule 424(b) under the Securities Act on March 7, 2013 relating to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-184686); and

(b) The description of the Registrant’s Class A Common Stock contained in the Registrant’s Registration Statement on Form S-1 (Registration No. 333-184686), as incorporated by reference in the Company’s Registration Statement on Form 8-A filed on March 4, 2013 (and any amendment or report filed for the purpose of updating such description).

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the Securities and Exchange Commission rules shall not be deemed incorporated by reference into this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

The Registrant is incorporated under the Delaware General Corporation Law (the “DGCL”). Section 145 of the DGCL grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of being or having been in any such capacity, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful, except that with respect to an action or suit brought by or in the right of the corporation such indemnification is limited to expenses (including attorneys’ fees) in connection with the defense or settlement of such action or suit. The Registrant’s restated certificate of incorporation provides that it shall indemnify its directors and officers to the fullest extent permitted by Delaware law. The Registrant’s amended and restated bylaws provide for similar indemnification of, and advancement of expenses to, its directors, officers, employees and agents and members of its stockholders committee.

Section 102(b)(7) of the DGCL enables a corporation, in its certificate of incorporation or an amendment thereto, to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s restated certificate of incorporation provides for such limitations on liability for its directors.

The Registrant’s subsidiary, Artisan Partners Holdings LP, will indemnify and advance expenses to Artisan Investment Corporation, as its former general partner, the former members of its Advisory Committee, the members of the Registrant’s stockholders committee, and the Registrant’s directors and officers against any liability and expenses incurred by them and arising as a result of the capacities in which they serve or served Artisan Partners Holdings LP.

The Registrant maintains liability insurance for its directors and officers. Such insurance is available to its directors and officers in accordance with its terms.

Reference is made to the form of underwriting agreement filed as Exhibit 1.1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-184686) for provisions providing that the underwriters are obligated, under certain circumstances, to indemnify the Registrant’s directors, officers and controlling persons against certain liabilities under the Securities Act.

The Registrant expects to enter into indemnification agreements with its executive officers, directors and members of its stockholders committee that provide, in general, that the Registrant will indemnify each of them to the fullest extent permitted by law in such capacities.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

The exhibits filed herewith or incorporated by reference herein are set forth in the Exhibit Index filed as part of this Registration Statement hereof.

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material changes to such information in this Registration Statement;

provided, however, paragraphs (a)(1)(i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on March 11, 2013.

Artisan Partners Asset Management Inc.

By:	/s/ Eric R. Colson
Name:	Eric R. Colson
Title:	President and Chief Executive Officer

The undersigned officers and directors do hereby constitute and appoint Janet D. Olsen and Charles J. Daley, Jr. and either of them, with full power of substitution and re-substitution, as our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our name and behalf in our capacities as directors and officers, and to execute any and all instruments for us and in our names in the capacities indicated below, that such person may deem necessary or advisable to enable the Registrant to comply with the Securities Act and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this Registration Statement, including specifically, but not limited to, power and authority to sign for us, any of us, in the capacities indicated below, any and all amendments hereto (including pre-effective and post-effective amendments or any other registration statement filed pursuant to the provisions of Rule 462(b) under the Securities Act); and we do hereby ratify and confirm all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on March 11, 2013.

Signature	Title

/s/ Eric R. Colson Eric R. Colson	President and Chief Executive Officer and Director (principal executive officer)

/s/ Charles J. Daley, Jr. Charles J. Daley, Jr.	Executive Vice President, Chief Financial Officer and Treasurer (principal financial and accounting officer)

/s/ Andrew A. Ziegler Andrew A. Ziegler	Executive Chairman and Director

/s/ Matthew R. Barger Matthew R. Barger	Director

/s/ Tench Coxe Tench Coxe	Director

/s/ Allen R. Thorpe Allen R. Thorpe	Director

/s/ Jeffrey A. Joerres Jeffrey A. Joerres	Director

/s/ Stephanie G. DiMarco Stephanie G. DiMarco	Director

INDEX TO EXHIBITS

Exhibit Number	Exhibit

4.1	Form of Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form S-1, as amended (Registration No. 333-184686))

4.2	Form of Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 of the Registrant’s Registration Statement on Form S-1, as amended (Registration No. 333-184686))

5	Opinion of Sullivan & Cromwell LLP

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Sullivan & Cromwell LLP (included in Exhibit 5)

24	Power of Attorney (set forth on the signature page)

99.1	Artisan Partners Asset Management Inc. 2013 Omnibus Incentive Compensation Plan (incorporated by reference to Exhibit 10.9 of the Registrant’s Registration Statement on Form S-1, as amended (Registration No. 333-184686))

99.2	Artisan Partners Asset Management Inc. 2013 Non-Employee Director Plan (incorporated by reference to Exhibit 10.10 of the Registrant’s Registration Statement on Form S-1, as amended (Registration No. 333-184686))